Exhibit 9
EXECUTION COPY
STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement (the “Agreement”) is made as of September 15, 2006 by and among ValueAct Capital Master Fund III, L.P., a limited partnership organized under the laws of the British Virgin Islands (the “Purchaser”), Silver Lake Partners, L.P., a Delaware limited partnership, Silver Lake Investors, L.P., a Delaware limited partnership, and Silver Lake Technology Investors, L.L.C., a Delaware limited liability company (collectively, “Silver Lake”).
R E C I T A L S
     A. WHEREAS, as of the date hereof, Silver Lake owns of record 25,615,128 shares of common stock, par value $0.0005 per share (the “Common Stock”), of Gartner Inc. (the “Company”), which constitutes approximately 22.5% of the issued and outstanding shares of Common Stock of the Company;
     B. WHEREAS, ValueAct Capital Master Fund, L.P. which is an affiliate of the Purchaser, owns of record 18,631,646 shares of Common Stock, which constitutes approximately 16.3% of the issued and outstanding shares of common stock of the Company.
     C. WHEREAS, VA Partners III, L.L.C. (“VA Partners”) is the General Partner of the Purchaser, and Jeffrey W. Ubben, a director of the Company, is a Managing Member, principal owner and controlling person of VA Partners.
     D. WHEREAS, Silver Lake desires and voluntarily agrees to sell certain shares of Common Stock held by Silver Lake to the Purchaser, and the Purchaser desires to purchase such shares from Silver Lake.
     E. WHEREAS, the parties understand that shortly after the consummation of the transactions contemplated by this agreement the Company shall cause a registration statement to be filed to register the Shares (as defined below) for resale pursuant to the Securities Act of 1933 (the “Offering”); and
     F. WHEREAS, the Purchaser and Silver Lake desire to make certain covenants and agreements with one another pursuant to this Agreement.
     NOW THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Purchase and Sale of the Shares; the Closing.
          1.1 Purchase and Sale of Common Stock. Subject to the terms and conditions of this Agreement, and on the basis of the representations, warranties and covenants set forth herein, Silver Lake agrees to sell to the Purchaser, and the Purchaser agrees to purchase from Silver Lake, 2,000,000 shares of Common Stock (the “Shares”). The allocation of the Shares to be sold by each Silver Lake entity at the

Closing shall be pro rata based on the number of shares of Common Stock held of record by each of Silver Lake Partners, L.P., Silver Lake Investors, L.P., and Silver Lake Technology Investors, L.L.C., rounded to the nearest whole share, or in such other proportion as Silver Lake may determine.
          1.2 Purchase Price. The “Per Share Purchase Price” for the Shares shall be equal to $15.75 per share. The “Purchase Price” shall equal the Per Share Purchase Price specified in this Section 1.2 multiplied by the number of Shares purchased by each Purchaser from Silver Lake pursuant to Section 1.1 of this Agreement.
          1.3 The Closing. Subject to the terms and conditions hereof, the purchase and sale of the Shares contemplated by this Agreement (the “Closing”) will take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017 at 9:00 a.m. New York City time, on September 18, 2006, or such other day and place as the parties may mutually agree. At the Closing, (i) Silver Lake will deliver to the Purchaser certificates representing the Shares to be purchased by the Purchaser duly endorsed or accompanied by stock powers duly executed in blank and otherwise in form acceptable for transfer on the books of the Company (or shall deliver the shares in such other manner as shall be reasonably agreed), (ii) the Purchaser shall deliver the Purchase Price to Silver Lake by wire transfer of immediately available funds to one or more accounts specified by Silver Lake at least one business day prior to the Closing and (iii) Silver Lake and the Purchaser shall deliver executed cross-receipts evidencing delivery of the items set forth in sections (i) and (ii) of this Section.
     2. Representations and Warranties of Silver Lake. In order to induce the Purchaser to enter into this Agreement, Silver Lake hereby represents and warrants to the Purchaser as follows:
          2.1 Ownership of Shares. Silver Lake owns of record the number of issued and outstanding shares of Common Stock set forth in the recitals to this Agreement. The Shares to be sold to the Purchaser by Silver Lake when delivered to the Purchaser shall be free and clear of any liens, claims or encumbrances, including rights of first refusal and similar claims except for restrictions of applicable state and federal securities laws. There are no restrictions on the transfer of such Shares imposed by any shareholder or similar agreement or any law, regulation or order, other than applicable state and federal securities laws.
          2.2 Authorization. Silver Lake has full right, power and authority to execute, deliver and perform this Agreement and to sell, assign and deliver the Shares to be sold by it to the Purchaser. This Agreement is the legal, valid and, assuming due execution and delivery by the other parties hereto, binding obligation of Silver Lake, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) principles of public policy, (ii) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (iii) rules of law governing the availability of equitable remedies.
          2.3 No Violation; No Consent. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Silver Lake (i) will not constitute a breach or violation of or default under any judgment, decree or order or any agreement or instrument of Silver Lake or to which Silver Lake is subject, (ii) will not result in the creation or imposition of any lien upon the Shares to be sold by Silver Lake, and (iii) will not require the consent of or notice to any governmental entity or any party to any contract, agreement or arrangement with Silver Lake.
          2.4 Brokerage. There are no claims for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Silver Lake.

     3. Representations and Warranties of the Purchaser. In order to induce Silver Lake to enter into this Agreement, the Purchaser represents and warrants as follows:
          3.1 Organization and Corporate Power; Authorization. This Agreement and any other agreements, instruments, or documents entered into by the Purchaser pursuant to this Agreement have been duly executed and delivered by the Purchaser and are the legal, valid and, assuming due execution by the other parties hereto, binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms except to the extent that the enforceability thereof may be limited by (i) principles of public policy, (ii) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (iii) rules of law governing the availability of equitable remedies.
          3.2 No Violation; No Consent. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Purchaser (i) will not constitute a breach or violation of or default under any judgment, decree or order or any agreement or instrument of the Purchaser or to which the Purchaser is subject, and (ii) will not require the consent of or notice to any governmental entity or any party to any contract, agreement or arrangement with the Purchaser.
          3.3 Brokerage. There are no claims for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser.
          3.4 Restricted Securities. The Purchaser is purchasing the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in any distribution of such securities in violation of any federal or state securities laws. The Purchaser is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Purchaser acknowledges that the Shares have not been registered under the Securities Act or any securities laws and the Purchaser shall not resell or otherwise transfer any of such Shares except pursuant to the exemption from registration provided by Rule 144 under the Act (if available) and other compliance with any applicable state securities laws, in accordance with another exemption from the registration requirements of the Securities Act and any applicable state securities laws, or pursuant to an effective registration statement under the Securities Act and registration under any applicable state securities laws. Each certificate representing the Shares will bear a legend on the face thereof substantially to the following effect (with such additions thereto or changes therein as the Company may be advised by counsel are required by law):
     “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION THEREFROM UNDER SAID ACT OR LAWS.”
          3.5 Purchaser Status. The Purchaser is a sophisticated purchaser with respect to the Shares and has information concerning the business and financial condition of the Company, including, without limitation, information received on a confidential basis directly or indirectly from the Company, to make an informed decision regarding the purchase of the Shares and has independently, and without reliance on Silver Lake, and based on such information it has deemed appropriate in its independent judgment, made its own analysis and decision to purchase the Shares. The Purchaser is an “affiliate,” as defined in Rule 144 under the

Securities Act, of the Company. The Purchaser acknowledges that it has had the opportunity to consult with legal counsel with respect to the matters referred to in this Agreement.
     4. Conditions to the Purchaser’s Obligations. The obligations of the Purchaser under Article 1 to purchase the Shares at the Closing from Silver Lake are subject to the fulfillment as of the Closing of each of the following conditions unless waived by the Purchaser in accordance with Section 8.11:
          4.1 Representations and Warranties. The representations and warranties of Silver Lake contained in Article 2 shall be true and correct on and as of the date of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.
          4.2 Performance. Silver Lake shall have performed and complied in all material respects with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the date of the Closing.
          4.3 Further Assurances. No governmental authority shall have advised or notified the Purchaser that the consummation of the transactions contemplated hereunder would constitute a material violation of any applicable laws or regulations, which notification or advice shall not have been withdrawn after the exhaustion of the Purchaser’s good faith efforts to cause such withdrawal.
          5. Conditions to Silver Lake’s Obligations. The obligations of Silver Lake under Article 1 to sell the Shares at the Closing are subject to the fulfillment as of the Closing of each of the following conditions unless waived by Silver Lake in accordance with Section 8.11:
          5.1 Representations and Warranties. The representations and warranties of the Purchaser contained in Article 3 shall be true and correct as of the date of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.
          5.2 Performance. The Purchaser shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the date of the Closing.
          5.3 Further Assurances. No governmental authority shall have advised or notified Silver Lake that the consummation of the transactions contemplated hereunder would constitute a material violation of any applicable laws or regulations, which notification or advice shall not have been withdrawn after the exhaustion of Silver Lake’s good faith efforts to cause such withdrawal.
     6. Covenants.
          6.1 Closing Conditions. Silver Lake and the Purchaser shall use their commercially reasonable efforts to ensure that each of the conditions to Closing is satisfied.
          6.2 Payment of Expenses of the Offering. The parties agree to share equally all costs and expenses incurred by the Company in connection with the Offering. The parties agree to pay any invoices so received promptly and in good faith.
     7. Survival of Representations and Warranties; Limitation on Liability. All representations and warranties hereunder shall survive the Closing. Notwithstanding the foregoing, in no event shall Silver Lake’s liability for breach of the representations, warranties and covenants exceed the Purchase Price to be paid by the Purchaser to Silver Lake.

     8. Miscellaneous.
          8.1 Adjustments. Wherever a particular number is specified herein, including, without limitation, number of shares or price per share, such number shall be adjusted to reflect any stock dividends, stock-splits, reverse stock-splits, combinations or other reclassifications of stock or any similar transactions and appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the Purchaser and Silver Lake under this Agreement.
          8.2 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the State of New York. Each party hereto agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section 8.2 by the state and federal courts located in the State of New York and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of New York or any other jurisdiction.
          8.3 Successors and Assigns. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successor and assigns of the parties hereto.
          8.4 Entire Agreement; Amendment. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof. Neither this Agreement nor any provision hereof may be amended, changed or waived other than by a written instrument signed by the party against who enforcement of any such amendment, change or waiver is sought.
          8.5 Cooperation. The Purchaser and Silver Lake shall, from and after the date hereof, cooperate in a reasonable manner to effect the purposes of this Agreement.
          8.6 Notices, etc. All notices and other communications required or permitted hereunder shall be effective upon receipt and shall be in writing and may be delivered in person, by telecopy, electronic mail, express delivery service or U.S. mail, in which event it may be mailed by first-class, certified or registered, postage prepaid, addressed, to the party to be notified, at the respective addresses set forth below, or at such other address which may hereinafter be designated in writing:

(a)	If to Silver Lake, to:

Silver Lake Partners, L.P.
2775 Sand Hill Road, Suite 100
Menlo Park, CA 94025
Attention: Karen King
Phone: 650-233-8518
Fax: 650-233-8125

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue
New York, NY 10017
Attention: Richard Fenyes, Esq.
Phone: 212-455-2812
Fax: 212-455-2502

(b)	If to the Purchaser, to:

ValueAct Capital
435 Pacific Avenue, Fourth Floor
San Francisco, CA 94133
Attention: Allison Bennington
Phone: 415-362-3700
          8.7 Severability. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
          8.8 Titles and Subtitles. The titles of the Articles and Sections of this Agreement are for convenience of reference only and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions.
          8.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
          8.10 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing, and that all remedies, either under this Agreement, by law or otherwise, shall be cumulative and not alternative.
          8.11 Consents. Any permission, consent, or approval of any kind or character under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.
          8.12 SPECIFIC PERFORMANCE. THE PARTIES HERETO AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH ITS SPECIFIC INTENT OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS, WITHOUT BOND, TO PREVENT OR CURE BREACHES OF THE PROVISIONS OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED BY LAW OR EQUITY, AND ANY PARTY SUED FOR BREACH OF THIS AGREEMENT EXPRESSLY WAIVES ANY DEFENSE THAT A REMEDY IN DAMAGES WOULD BE ADEQUATE.

          8.13 Payment of Fees and Expenses. Except as to fees and expenses of the Company set forth in Section 6.2, each party shall be responsible for paying its own fees, costs and expenses in connection with this Agreement and the transactions herein contemplated.
          8.14 Construction of Agreement. No provision of this Agreement shall be construed against either party as the drafter thereof.
          8.15 Section References. Unless otherwise stated, any reference contained herein to a Section or subsection refers to the provisions of this Agreement.
          8.16 Variations of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require.

     IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first written above.

SILVER LAKE SILVER LAKE PARTNERS, L.P.
By:	Silver Lake Technology Associates, L.L.C.,
its General Partner

By:	/s/ Alan K. Austin
	Name:	Alan K. Austin
	Title:	Managing Director and Chief Operating Officer

SILVER LAKE INVESTORS, L.P.
By:	Silver Lake Technology Associates, L.L.C.,
its General Partner

By:	/s/ Alan K. Austin
	Name:	Alan K. Austin
	Title:	Managing Director and Chief Operating Officer

SILVER LAKE TECHNOLOGY INVESTORS, L.L.C.
By:	Silver Lake Technology Management, L.L.C.,
its Manager

By:	/s/ Alan K. Austin
	Name:	Alan K. Austin
	Title:	Managing Director and Chief Operating Officer

[Signature Page to Stock Purchase Agreement]

VALUEACT CAPITAL MASTER FUND III, L.P.
By:	VA Partners III, L.L.C.,
its General Partner

By:	/s/ George F. Hamel, Jr.
	Name:	George F. Hamel, Jr.
	Title:	Managing Member

[Signature Page to Stock Purchase Agreement]